Email to employees of Pegasystems Inc. January 8, 2026

Subject: $2 billion verdict overturned!!

Team Pega:

I’m excited to share another major win in our trade secret litigation with Appian. Today, the Supreme Court of Virginia issued a judgment unanimously affirming what the appellate court previously recognized – that the trial and resulting $2 billion verdict were fundamentally flawed. We’ve consistently said we’re confident we’d be vindicated in a fair trial, and today’s result takes us one step closer to that outcome.

As you may recall, in 2024, a Virginia appellate court unanimously vacated the flawed trade secrets trial, overturned the resulting $2 billion verdict and ordered a new trial. Appian then appealed to the Supreme Court of Virginia, and we countered by raising our own issues for appeal.

The Supreme Court’s decision today rejected every aspect of Appian’s appeal from the intermediate court. But, as expected, Appian is already spinning today’s opinion (and rehashing events only related to the $1 claim we chose not to appeal) even though the trade secrets trial is completely reversed. Make no mistake: today’s decision reinforces our position that there was significant error including:

1.Giving the jury an instruction that improperly shifted the burden of proof on damages to Pega.
2.Limiting Pega's ability to present evidence in response to Appian's requested damages.
3.Preventing Pega from showing evidence that its software did not incorporate Appian's alleged trade secrets.
4.Telling the jury that evidence about how many people had access to Appian’s trade secrets was “not relevant.”

The Supreme Court wasn’t comfortable weighing in on the existence of trade secrets, as they allowed that to be a question for a new jury after an error-free trial. But they did state that even the old trial evidence didn’t ensure a favorable verdict in Appian’s favor.

I want to express my gratitude for your continued focus and professionalism throughout this process. We’ve consistently delivered on our goals and provided innovative solutions to clients and partners – thanks to your dedication.

As we look ahead, we will continue to do what we do best – help our clients drive true transformation in their business!!

Best,

Ken